Exhibit 99.1

News Release

AIT Therapeutics Reports Second Quarter 2017 Financial Results
Conference call begins today at 10:30 a.m. Eastern time

REHOVOT, Israel and NEW YORK, NY, August 11, 2017 – AIT Therapeutics, Inc. (OTC: AITB), a clinical-stage anti-microbial therapeutic company treating respiratory diseases with nitric oxide (NO), today announced financial results for the three- and six-months ended June 30, 2017.

Operational and Financial Highlights include:

•
Enrolled the first patient in the Nitric Oxide for NTM abscessus (NO-NTM abscessus) Phase 2 clinical trial in patients with Mycobacterium Abscessus Complex (MABSC), the most severe form of nontuberculous mycobacteria (NTM), with data expected in the fourth quarter of 2017.

•
Progressed in our ongoing Phase 3 Nitric Oxide for BROnchiolitis  (NO-BRO) trial in infants with bronchiolitis requiring hospitalization, primarily caused by respiratory syncytial virus or RSV. Results for this trial are expected in the first half of 2018.

•	Named Steve Lisi, Chairman of the Board, as Chief Executive Officer.
•	Appointed Erick Lucera, Chief Financial Officer of Valeritas (NASDAQ: VLRX), to the Board of Directors.

“I am impressed with the team at AIT as we have realized our goal of having two human clinical trials underway in 2017, just six months after our last financing. With data from both trials expected in the very near term, we could see a significant shift in the prognosis for both bronchiolitis and MABSC patients,” said Steve Lisi, Chairman of the Board and Chief Executive Officer of AIT Therapeutics.

“In the fourth quarter of this year, we anticipate presenting data from our NO-NTM abscessus Phase 2 clinical trial. NTM is a devastating condition and MABSC is the worst form of it. The current standard-of-care, a combination of several antibiotics administered over one to two years, has a very poor record of treating MABSC,” stated Mr. Lisi.

“There are over 150,000 infant hospitalizations annually for bronchiolitis in the United States. As previously announced, data from our Phase 2 trial demonstrated a 24-hour reduction in hospital length-of-stay, and we look forward to reporting the data from our ongoing NO-BRO Phase 3 trial in the first half of 2018,” added Mr. Lisi.

“We are extremely pleased to announce the addition of Erick Lucera to our Board of Directors,” remarked Mr. Lisi.  “Erick has extensive experience in the biotech industry and has a proven record of success.  We welcome his counsel and his perspective will certainly enhance AIT going forward.”

Nitric Oxide for NTM abscessus (NO-NTM abscessus) Trial Design

The single-arm, open-label Phase 2 trial is expected to enroll 10 patients with MABSC, who are refractory to standard-of-care. Patients will be treated with inhaled NO at a concentration of 160 ppm for 30-minutes, in addition to treatment with standard-of-care. Our inhaled NO treatment will be administered intermittently 5 times per day over a 14-day period, followed by a 7-day period with 3 treatments per day. The primary endpoint is safety, as measured by NO-related serious adverse events (SAEs), over the 21-day treatment period. Secondary endpoints include a 6-minute walk test and Mycobacterium abscessus load in sputum. Data are expected to be announced in the fourth quarter of 2017.

Nitric Oxide for BROnchiolitis (NO-BRO) Trial Design

The prospective, randomized, double-blind, controlled Phase 3 trial is expected to enroll 84-120 patients, aged 0-12 months, who are hospitalized due to bronchiolitis.  Patients will receive either standard-of-care (typically oxygen and hydration) or standard-of-care plus inhaled NO at a concentration of 160 ppm for 30 minutes 5 times per day for up to 5 days.  The primary endpoint is hospital length-of-stay (LOS).  Secondary endpoints are time required to achieve a clinical score of 5 or less on the modified Tal score and time required to achieve oxygen saturation (SaO2) of 92% or greater.  Data are expected to be announced in the first half of 2018.  Please refer to our website for more information on the modified Tal score.

About NTM

NTM infection is a rare and serious condition causing debilitating pulmonary disease associated with increased morbidity and mortality. NTM is an emerging public health concern worldwide because of its multi-drug antibiotic resistance. Current treatment guidelines suggest a combination of multiple antibiotics delivered continually over one to two years. These complex, expensive and invasive regimens have a poor record in the treatment of MABSC. AIT’s system is designed to effectively deliver 160 ppm NO, which has been proven to eliminate bacteria, viruses, fungi and other microbes from the lungs and may work against antibiotic resistant bacteria.

About Bronchiolitis

The majority of hospital admissions of infants with bronchiolitis are caused by respiratory syncytial virus (RSV).  RSV is a common and highly transmissible virus that infects the respiratory tract of most children before their second birthday. While most infants with RSV present with minor respiratory symptoms, a small percentage develop serious lower airway infections, termed bronchiolitis, which can become life-threatening. The absence of treatment options for bronchiolitis limits the care of these extremely sick infants to largely supportive measures.  AIT’s system is designed to effectively deliver 160 ppm NO, which has been proven to eliminate bacteria, viruses, fungi and other microbes from the lungs and may work against antibiotic resistant bacteria.

Second Quarter Financial Results

The Company had cash and cash equivalents of $5.2 million on June 30, 2017.  This compares to $7.1 million on March 31, 2017.

For the three months ended June 30, 2017, the Company posted a net loss of $2.9 million, or $0.46 per share, compared to a net loss of $1.0 million, or $0.44 per share, for the same period in 2016.  The weighted number of shares outstanding were 6,241,942 and 2,207,449 for the three months ended June 30, 2017 and June 30, 2016, respectively.

Research and development expenses were $591 thousand for the three months ended June 30, 2017, as compared to $271 thousand for the three months ended June 30, 2016. The increase was primarily due to costs related to clinical trials.

General and administrative expenses were $2.5 million for the three months ended June 30, 2017, as compared to $160 thousand for the three months ended June 30, 2016. The increase of $2.3 million was primarily due to an increase of approximately $1.8 million in stock-based compensation, mainly due to grants to Board members and employees, a non-cash expense, and an increase in legal and other costs.

Net financial income for the three months ended June 30, 2017 was $187 thousand, compared to a financial expense of $332 thousand for the three months ended June 30, 2016. The net financial income in the second quarter of 2017 resulted primarily due to a revaluation of warrants granted to investors in connection with the Company’s private placements in January 2017 and March 2017.

As of June 30, 2017, the Company had cash and short-term deposits of $5.2 million and working capital of $4.4 million.

Throughout 2017, the Company will continue to invest primarily in research and development efforts for the Company’s clinical trials in bronchiolitis and NTM abscessus.

Conference Call

AIT Therapeutics management will host a conference call for investors today, August 11, 2017, beginning at 10:30 a.m. Eastern time to discuss these results and answer questions.  Shareholders and other interested parties may participate in the call by dialing (877) 874-1588 (domestic) or (719) 325-2499 (international) and entering passcode 9831107. The call also will also be available via a webcast that can be accessed on the Company's website at www.ait-pharm.com or by using the following link: http://public.viavid.com/index.php?id=125702.

A replay of the call will be accessible two hours after its completion through August 25, 2017 by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering passcode 9831107. The call will also be archived on the Company website for 30 days at www.ait-pharm.com.

About Nitric Oxide (NO)

Nitric oxide (NO) is a powerful molecule proven to play a critical role in a broad array of biological functions. In the airways, NO is believed to play a key role in the innate immune system at concentrations of approximately 200 ppm. In vitro studies suggest that NO possesses anti-microbial activity not only against common bacteria, both gram-positive and gram-negative, but also against other diverse organisms including mycobacteria, fungi, yeast and parasites, and has the potential to eliminate their multi-drug resistant strains.

About AIT Therapeutics Inc.

AIT Therapeutics Inc. is a clinical-stage anti-microbial therapeutic company using nitric oxide (NO) to treat respiratory and other diseases. The Company is currently applying its therapeutic expertise to treat lower respiratory tract infections, which are not effectively addressed with current standards of care. AIT Therapeutics is advancing its revolutionary respiratory targeted system in clinical trials for the treatment of bronchiolitis (RSV) and nontuberculous mycobacteria (NTM). For more information, visit www.AIT-Pharm.com.

Forward-Looking Statement

This press release contains “forward-looking statements.”  Forward-looking statements include statements about our expectations, beliefs, or intentions regarding our product offerings, business, financial condition, results of operations, strategies or prospects. You can identify such forward-looking statements by the words “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “likely,” “goal,” “assumes,” “targets” and similar expressions and/or the use of future tense or conditional constructions (such as “will,” “may,” “could,” “should” and the like) and by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements, including risks related to: our approach to discover and develop novel drugs, which is unproven and may never lead to marketable products; our ability to fund and the results of further pre-clinical and clinical trials; obtaining, maintaining and protecting intellectual property utilized by our products; our ability to enforce our patents against infringers and to defend our patent portfolio against challenges from third parties; our ability to obtain additional funding to support our business activities; our dependence on third parties for development, manufacture, marketing, sales, and distribution of products; the successful development of our product candidates, all of which are in early stages of development; obtaining regulatory approval for products; competition from others using technology similar to ours and others developing products for similar uses; our dependence on collaborators; and our short operating history. We undertake no obligation to update, and we do not have a policy of updating or revising, these forward-looking statements, except as required by applicable law.

CONTACT
Steven Lisi, Chief Executive Officer
AIT Therapeutics, Inc.
Steve@AIT-Pharm.com

Bob Yedid
LifeSci Advisors, LLC
Bob@LifeSciAdvisors.com
(646) 597 6989

AIT Therapeutics, Inc.
Condensed Consolidated Statement of Operations (Unaudited)
(in thousands, except share and per share data)

	Six months ended June 30,		Three months ended June 30,
	2017	2016	2017	2016

Operating expenses:
Research and development	$2,030	$495	$591	$271
General and administrative	4,597	1,055	2,476	355

Operating loss	6,627	1,550	3,067	626

Financial expense (income) , net	2,530	671	(187)	332

Loss before taxes on income	9,157	2,221	2,880	958

Taxes on income	6	22	0	12

Net loss	9,163	2,243	2,880	970

Net basic and diluted loss per share	$1.54	$1.02	$0.46	$0.44

Weighted average number of shares of Common Stock used in computing basic and diluted net loss per share	5,931,576	2,207,449	6,241,942	2,207,449

AIT Therapeutics, Inc.
Condensed Consolidated Balance Sheet (Unaudited)
(in thousands, except share data)

	June 30, 2017	December 31, 2016
Current Assets:
Cash and cash equivalents	$5,189	$7
Other accounts receivable	187	78

Total Current Assets	5,376	85

Non-Current Assets:
Deferred private placement costs	0	90
Fixed assets, net	116	61

Total Non-Current Assets	116	151

Total Assets	$5,492	$236

Liabilities and Shareholders’ Equity

Current Liabilities
Line of credit	$0	$39
Trade payables	440	528
Other account payable	477	1,093
Loans from related parties	28	379

Total Current Liabilities	945	2,039

Convertible loans	0	2,895

Liability related to warrants	4,735	0

Total Liabilities	5,680	4,934

Total Shareholders Equity	(188)	(4,688)

Total Liabilities and Shareholders Equity	$5,492	$236

AIT Therapeutics, Inc.
Condensed Consolidated Statement of Cash Flows (Unaudited)
(in thousands)

	Six months ended June 30,		Three months ended June 30,
	2017	2016	2017	2016
Cash flows from operating activities
Net loss	$(9,163)	$(2,243)	$(2,880)	$(970)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	16	14	10	8
Stock-based compensation, warrants, RSs and RSUs	3,698	285	1,821	97
Issuance of Common Stock to finder upon the conversion of Convertible Notes	18	-	-	-
Amortization of beneficial conversion feature and debt issuance costs in the Convertible Notes	1,046	502	-	260
Issuance cost related to warrants to investors	457	-	-	-
Issuance of additional warrants granted to investors	2,434	-	-	-
Revaluation of warrants to purchase Common Stock	(1,459)	-	(151)	-
Imputed interest on Convertible Notes, loans from related parties and bank loan	28	150	(2)	79
Change in:
Other accounts receivables and prepaid expenses	(110)	(1)	(11)	(7)
Trade payables	(88)	329	(108)	227
Other accounts payable	(790)	661	(380)	193
Net cash used in operating activities	(3,913)	(303)	(1,701)	(113)

Cash flows from investing activities
Purchase of property and equipment	(71)	-	(46)	-
Purchase price that has been paid upon the reverse merger	(295)	-	-	-
Net cash used in investing activities	(366)	-	(46)	-

Cash flows from financing activities
Proceeds from loan from related parties and others	57	-	-	-
Maturity of loan and interest from related parties and others	(418)	-	(177)	-
Proceeds from issuance of Convertible Note	-	126	-	85
Proceeds from bank loan	-	362	-	158
Repayment of bank loan	(42)	(312)	(28)	(158)
Proceeds from issuance of units consist of Common Stock and warrants, net of issuance costs	9,889	-	-	-
Treasury shares	(25)	-	-	-
Net cash (used in) provided by financing activities	9,461	176	(205)	85

Change in cash and cash equivalents	5,182	(127)	(1,952)	(28)
Cash and cash equivalents at the beginning of the period	7	129	7,141	30

Cash and cash equivalents at the end of the period	$5,189	$2	$5,189	$2

Supplemental disclosure of non‑cash financing activities:
Conversion of Convertible Notes into Common Stock	$3,955	$-	$-	$-